Exhibit 10.2

February 6, 2014

Shailendra Gupta
Ingram Micro Asia Pacific
260 Orchard Road
#09-01 The Heeren
Singapore 238855

Dear Shailendra:

I am pleased to confirm with this letter, Ingram Micro’s terms and conditions related to your expatriate assignment as Senior Executive Vice President & President - Ingram Micro Mobility. You will be based in London, the United Kingdom for a period of approximately up to 3 years. You will continue to report directly to me. We would expect you to begin this assignment on April 15, 2014. Your assignment in London is temporary in nature; therefore, the actual period of your assignment may vary and will be determined based on business needs. This temporary assignment is subject to you securing the necessary immigration and work authorizations from the United Kingdom.

Your salary grade will remain an E7 and your annual base salary will remain at S$850,000 to be paid through Ingram Micro Asia Pacific (Singapore’s) normal payroll cycle. A part of this salary may be paid in UK in GBP as mutually agreed.

You will continue to be eligible to participate in the 2014 Annual Executive Incentive Award Program. Your Target Incentive Award will remain at 70% of your base salary. Details regarding the 2014 program components will be communicated to you once the Board of Directors have approved the 2014 plan. You will continue to participate in the Successful Completion bonus as outlined in your letter dated July 1, 2012.

You will be eligible to participate in the 2014 annual long-term incentive award programs as approved by the Human Resources Committee of the Board of Directors. The grant date, number of shares, mix of equity vehicles and the program details will be communicated to you in late Q2 2014.

In addition, the company agrees to continue to contribute toward your retirement account (15% of your base salary) while you are on assignment in the United Kingdom. All other terms and conditions of your assignment and relocation from Singapore to London will be as set forth in the attached “Benefits, Allowances and Relocation Assistance Agreement.”

Shailendra Gupta
February 6, 2014

Ingram Micro is a values-based company which employs the highest ethical standards and demonstrates honesty and fairness in every action we take. The Code of Conduct (attached) affirms the company's commitment to these high standards. By accepting this appointment, you agree to comply with our code of conduct and will be asked to annually provide affirmation to these standards.

If the above confirms your understanding of the terms and conditions related to your expatriate assignment to the United Kingdom, please sign both copies of this letter and the Relocation Assistance Agreement and return one original to Lynn Jolliffe, Executive Vice President, retaining one copy for your files. We ask that you respond within three (3) days of receipt of this letter.

We look forward to your continuing contributions to the growth and financial success of our company.

Sincerely,
Alain Monie
Chief Executive Officer
Ingram Micro Inc.

I have received a copy of this letter and accept the offer as outlined above.

/s/ Shailendra Gupta                3/27/14
_________________________________    ______________________
Shailendra Gupta                Date

Attachment:    Code of Conduct

cc:     Lynn Jolliffe
Cathy McCutcheon
Personnel File